UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ______________________________
 FORM 8-K
 ______________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 20, 2021
 ______________________________
LIFEVANTAGE CORPORATION
(Exact name of registrant as specified in its charter)
______________________________

Delaware	001-35647	90-0224471
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
3300 Triumph Blvd, Suite 700
Lehi, Utah 84043
(Address of principal executive offices, including zip code)
(801) 432-9000
(Registrant's telephone number)
_____________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Common Stock, par value $0.0001	LFVN	The Nasdaq Stock Market LLC
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)
On May 20, 2021, LifeVantage Corporation (the “Company”) terminated the employment of Charles J. Wach, our Chief Operating Officer.
(c)
On May 24, 2021, the Company appointed Matthew Cooley as its Chief Operating Officer.
In connection with his employment, the Company and Mr. Cooley have entered into an offer letter and a Key Executive Benefit Package. Pursuant to the offer letter, the Company agreed to pay Mr. Cooley an annual base salary of $310,000. Mr. Cooley is also eligible to participate in the Company’s employee bonus plan beginning in fiscal year 2022 at the Executive level with a target bonus of 40% of his base salary. Any such incentive bonus will be paid to him during the first three months of the fiscal year that follows the applicable performance fiscal year. The incentive bonus, if any, will be deemed to have been earned on the date of payment of such bonus and Mr. Cooley must be employed through the date of payment in order to receive the incentive bonus. The offer letter also provides that Mr. Cooley will be granted a time-based stock unit award for 30,000 shares of the Company’s common stock effective as of his employment start date of May 24, 2021, and vesting over three years in three equal annual installments.
Mr. Cooley’s employment with the Company is at-will and either he or the Company can terminate his employment at any time and for any reason or for no reason, in each case subject to the terms and provisions of his offer letter and Key Executive Benefit Package. Upon termination of employment for any reason, Mr. Cooley will receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid vacation accrued through the date of termination of employment, (ii) any payments/benefits to which he is entitled under the express terms of any applicable Company employee benefit plan, (iii) any unreimbursed business expenses, and (iv) his then outstanding equity compensation awards as governed by their applicable terms. The payments and benefits described in the immediately preceding clauses “(i)” through “(iv)” are referred to collectively as the “Accrued Pay.”
If Mr. Cooley voluntarily terminates his employment, if the Company terminates Mr. Cooley’s employment for “cause” (as defined in the Key Executive Benefit Package) or if his employment terminates due to his disability (as defined in the Key Executive Benefit Package), death or presumed death, then he or his estate will be entitled to receive only the Accrued Pay.
If the Company terminates Mr. Cooley’s employment without cause, he will be asked to execute and deliver to the Company a separation agreement that will provide, among other things, a release of all claims against the Company and a covenant not to sue the Company. So long as Mr. Cooley executes and does not revoke the separation agreement, and he remains in full compliance with its terms, he will be entitled to (i) the Accrued Pay, and (ii) payments equal in the aggregate to six months of his then annualized base salary.
The description of the terms and provisions of the offer letter and Key Executive Benefit Package contained in this Item 5.02 is qualified in its entirety by reference to the actual offer letter and Key Executive Benefit Package, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.
Prior to joining the Company, Mr. Cooley, age 48, served as Chief Operating Officer at LashLiner, a beauty products company, from October 2019-May 2021, owner of Beneviam Consulting, a business consulting firm, from 2017-May 2021, President of Younique Products, a beauty products company, from 2015-2017, and Chief Information Officer at Scentsy, Inc., a direct selling company, from 2009-2015. Mr. Cooley received his Bachelor of Science degree in Computer Science from Boise State University.
There is no arrangement or understanding between Mr. Cooley and any other person pursuant to which he was selected as an officer of the Company. Mr. Cooley has no family relationship (within the meaning of Item 401(d) of Regulation S-K) with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There has been no transaction since the beginning of the Company’s last fiscal year, and there is no currently proposed transaction, in excess of $120,000 in which the Company is or was a participant and in which Mr. Cooley or any of his immediate family members (within the meaning of Item 404 of Regulation S-K) had or will have a direct or indirect material interest.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter by and between Matthew Cooley and LifeVantage Corporation dated May 24, 2021*
10.2	Key Employee Benefits Package by and between Matthew Cooley and LifeVantage Corporation dated May 24, 2021*
*	Management contract or compensatory plan or arrangement

SIGNATURE
    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	May 26, 2021	LIFEVANTAGE CORPORATION

	By:	/s/ Steven R. Fife
	Name:	Steven R. Fife
	Title:	President, Chief Executive Officer and Chief Financial Officer